Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029	CONTACT John Chattaway, Stewart Media Relations (713) 625-8180; mediarelations@stewart.com

Stewart Updates Credit Facility

HOUSTON (March 25, 2021) – Stewart Information Services Corporation (NYSE: STC) today provided an update on its current credit facility.

On March 23, 2021, Stewart increased and extended the terms of its current line of credit. Under the terms of the amendment, the maximum amount of the line of credit was increased to $350 million from $200 million, while maintaining the $50 million accordion feature. The length of the agreement was extended five years to March 2026 and added three new banks to the syndicate while retaining all existing banks. Stewart also updated financial covenant provisions, including increasing the unsecured indebtedness basket and restricted payment limitations to align with its current financial position and performance.

“Over the past year we have used our improved capital base to make strategic acquisitions that align with our overall growth strategy. I am grateful for the support our bank syndicate has shown us, as the increased credit line will provide us with even greater capacity and flexibility as we position our company to succeed and grow over the long-term,” said Stewart Chief Executive Officer Fred Eppinger.

About Stewart
Stewart (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements included herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of our businesses. More detailed information about these factors may be found in our documents filed with the Securities and Exchange Commission, including in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2020, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

# # #